Exhibit 99a

SUBSCRIPTION ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of November 15, 2015, by and among, Miguel Dotres ( the "Dotres") and John Brown ("Brown") as Selling Shareholders, Whiskey Acquisition, Inc. , a Nevada corporation (the "Company", "Registrant"), together as (the "Client"), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the "Escrow Agent").  This Agreement shall be effective as provided in Paragraph 1 below.

           WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through  (the "Placement Agent") up to 11,000,000 shares in the Company at a purchase price of $0.02 per share (the "Shares") to investors pursuant to the Company's Rule 419 S-1; and

           WHEREAS, the Company desires to establish an escrow in which funds received from investors, purchasers of the securities as (the Subscribers) and certificates will be deposited (the "Consideration") until termination of escrow as defined below, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth; and

           WHEREAS, in order to subscribe for Shares, a Subscriber must deliver the full amount of its subscription: (i) by check in U.S. dollars, (ii) by wire transfer of immediately available funds in U.S. dollars, or (iii)  as otherwise agreed to by the Company (collectively, the "Payment"), (iv)  as otherwise agreed to by the Company (collectively, the "Offering Proceeds", "Deposited Proceeds").

           NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.	Establishment of Escrow Account

The parties have established an escrow account with the Escrow Agent. Dotres and Brown shall sell their shares only at the price of $0.02 per share during this offering, and only after Registrant has sold the maximum number of shares in the Company's Rule 419 S-1 offering (1,000,000).

2.	Appointment of Escrow Agent; Deposits of Cash and Securities

(a)   The Client  hereby appoints the Escrow Agent as its agent and custodian to hold and disburse the Payment deposited with the Escrow Agent pursuant to the terms of this Escrow Agreement.

(b)  Following the execution of this Escrow Agreement, the Client will cause to be delivered to the Escrow Agent from time to time any and all Payment in its possession or received from the Subscribers upon the execution and delivery of the Subscription Agreement (the "Escrow Funds").

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3.	Rule 419

Rule 419 requires that the net offering proceeds, after deduction for underwriting compensation and offering costs, and all securities to be issued (and those sold by a selling shareholder) be deposited into an escrow or trust account (the "Deposited Funds" and "Deposited Securities," respectively) governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the Deposited Funds (minus up to 10% which may be released to the company upon the meeting of the minimum offering) and Deposited Securities will be released to the Company and to investors, respectively, only after the Company has met the following three conditions: First, the Company must execute an agreement for an acquisition(s) meeting certain prescribed criteria; second, the Company must successfully complete a reconfirmation offering which includes certain prescribed terms and conditions; and third, the acquisition(s) meeting the prescribed criteria must be consummated.

4.	Deposit and Investment of Proceeds.

i. All offering proceeds, shall be deposited promptly into the escrow account.

ii. Deposited proceeds shall be in the form of checks, drafts, or money orders payable to the order of the escrow agent.

iii. Deposited proceeds and interest or dividends thereon, if any, shall be held for the sole benefit of the purchasers of the securities.

iv. Deposited proceeds shall be invested in one of the following:

A. An obligation that constitutes a "deposit," as that term is defined in section 3(1) of the Federal Deposit Insurance Act;

B. Securities of any open-end investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund meeting the conditions of paragraphs (c)(2), (c)(3), and (c)(4) of Rule 2a-7 under the Investment Company Act; or

C. Securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Absent written investment direction, the Escrow Agent will invest the Escrow Funds in the BB&T Business Investment Deposit Account, type 169.

v. No interest or dividends shall be payable on the funds held in the escrow or trust account until the funds are released in accordance with the provisions of this section.

vi. The registrant may receive up to 10 percent of the proceeds remaining after payment of underwriting commissions, underwriting expenses and dealer allowances permitted by paragraph (b)(2)(i) of this section, only after such time as the minimum offering has been completed and upon written request of the Client.

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5.	Deposit of Securities

i. All securities issued , sold or to be sold in connection with the offering (including the shares owned currently by Mr. Dotres), whether or not for cash consideration, and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends, or similar rights, shall be deposited directly into the escrow or trust account prior to commencement of the offering if already issued, or as soon as they are sold and issued thereafter . The identity of the purchaser of the securities shall be included on the stock certificates or other documents evidencing such securities.

ii. Securities held in the escrow or trust account are to remain as issued and deposited and shall be held for the sole benefit of the purchasers, who shall have voting rights, if any, with respect to securities held in their names, as provided by applicable state law. No transfer or other disposition of securities held in the escrow or trust account shall be permitted other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended (26 U.S.C. 1 et seq.), or Title 1 of the Employee Retirement Income Security Act (29 U.S.C. 1001 et seq.), or the rules thereunder.

iii. Warrants, convertible securities or other derivative securities relating to securities held in the escrow or trust account may be exercised or converted in accordance with their terms; provided, however, that securities received upon exercise or conversion, together with any cash or other consideration paid in connection with the exercise or conversion, are promptly deposited into the escrow or trust account.

6.	Post Effective Amendment

Once a proposed acquisition(s) of a business(es) meeting the above criteria has (have) been identified, Rule 419 requires the Company to update the registration statement of which this prospectus is a part with a post-effective amendment. The post-effective amendment must contain information about: the proposed acquisition candidate(s) and its business(es), including audited financial statements; the results of this offering; and the use of the funds to be disbursed from the escrow account. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The offer must include certain prescribed conditions (80% of the investors must reconfirm the offering) which must be satisfied before the Deposited Funds and Deposited Securities can be released from escrow.

7.	Reconfirmation Offering

The reconfirmation offer must commence within five business days after the effective date of the post-effective amendment. Pursuant to Rule 419, the terms of the reconfirmation offer must include the following conditions:

i. The prospectus contained in the post-effective amendment will be sent to each investor whose securities are held in the escrow account within five business days after the effective date of the post-effective amendment;

ii. Each investor will have no fewer than 20, and no more than 45, business days from the effective date of the post-effective amendment to notify the Company in writing that the investor elects to remain an investor;

iii. If the Company does not receive written notification from any investor within 45 business days following the effective date, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in the escrow account on such investor's behalf will be returned to the investor within five business days by first class mail or other equally prompt means;  The Company will send written disbursement instruction to the Escrow Agent including the amount of pro-rata interest owed to the investor.

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iv. The acquisition(s) will be consummated only if investors having contributed 80% of the maximum offering proceeds elect to reconfirm their investments; and

v. If a consummated acquisition(s) has not occurred within 18 months from the date of this agreement, the Deposited Funds held in the escrow account shall be returned to all investors on a pro rata basis within five business days by first class mail or other equally prompt means. ;  The Company will send written disbursement instruction to the Escrow Agent including the amount of pro-rata interest owed to the investor if any.

8.	Release of Deposited Securities and Deposited Funds

Methods of Disposition of Escrow Funds.

The Escrow Agent will hold the Escrow Funds and Securities as specified in this Escrow Agreement until authorized hereunder to deliver such Escrow Funds or Securities as follows:

The Deposited Funds and Deposited Securities may be released to the Company and the investors, respectively, after:

i. The Escrow Agent has received written certification from the Company and any other evidence acceptable by the Escrow Agent that the Company has executed an agreement for the acquisition(s) of a business(es) the value of which represents at least 80% of the maximum offering proceeds and has filed the required post-effective amendment, the post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and the Company has satisfied all of the prescribed conditions of the reconfirmation offer; and

ii. The acquisition(s) of the business(es) the value of which represents at least 80% of the maximum offering proceeds is (are) consummated .

If the minimum offering amount is not raised within 180 days (or 360 days if the company extends the offering period) , the pro rata portion of the Deposited Funds will be returned to investors.  ;  The Company will send written disbursement instruction to the Escrow Agent including the amount of pro-rata interest owed to the investor.

9.	Liability of Escrow Agent

a.           In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement.  Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

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b.           The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all  losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be incurred by it resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify the Escrow Agent for any losses, claims, damages, or expenses arising out of the Escrow Agent's willful default, misconduct, or gross negligence under this Agreement.

c.           If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, including the Circuit Court of Orange County, Florida, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement.  Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof.  The Company shall indemnify the Escrow Agent against its reasonable court costs and attorneys' fees incurred in filing such legal proceedings.

10.	Inability to Deliver

In the event that Payments for subscriptions delivered to the Escrow Agent by the Company pursuant to this Agreement are not cleared through normal banking channels within 5 days after such delivery, the Escrow Agent shall  return such uncleared Payments to the Company.

11.	Notice

All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:
To their respective addresses as specified in their Subscription Agreements.

If to the Company:
15321 NW 60th Ave Suite 109 Miami Lakes, FL 33014

If to the Escrow Agent:
223 West Nash Street
Wilson, NC 27893
Attention: Corporate Trust Services

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12.	Fees to Escrow Agent

In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees to the Escrow Agent as shown in Attachment 1 hereto.

13.	General

This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of North Carolina applicable to contracts to be made and performed entirely in said state.

d.           The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

e.           This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

f.           This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

g.           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h.           This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.

14.	Representation of the Company

The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

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15.	Resignation of Escrow Agent

 If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify the Escrow Agreement in any manner that the Escrow Agent shall deem undesirable, the Escrow Agent may resign by notifying the Company.  Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed.  Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Escrow Agreement.

16.	Force Majure

The Escrow Agent shall not be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

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           IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE REGISTRANT

/s/ Miguel Dotres
Miguel Dotres. President
Das Acquisition Inc.

THE SELLING SHAREHOLDERS

/s/ Miguel Dotres
Miguel Dotres. Selling Shareholder

/s/ John Brown
John Brown, Selling Shareholder

"ESCROW AGENT" BRANCH BAN RUST COMPANY

BRANCH BANK AND TRUST COMPANY

By: /s/ Pamela B. McGee
Name:  Pamela B. McGee
Title: Vice President

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